Exhibit 10.12

ELEDON PHARMACEUTICALS, INC.

Stock Option Agreement
Granted Under 2020 Long Term Incentive Plan

1)	GRANT OF OPTION.
A)

This agreement evidences the grant by ELEDON PHARMACEUTICALS, Inc., a Delaware corporation (the “Company”), on February 1, 2022 (the “Grant Date”) to david-alexandre gros, an Officer of the Company (the “Participant”), of an option (the “Option”) to purchase, in whole or in part, on the terms provided herein and in the Company’s 2020 Long Term Incentive Plan (the “Plan”), a total of 192,000 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (“Common Stock”), at an exercise price of $3.97USD per Share.  Unless earlier terminated, this Option shall expire at 5:00 p.m., Pacific Time, on February 1, 2032 (the “Final Exercise Date”). This Option is subject in all respects to the terms and conditions of the Plan, a copy of which has been made available to the Participant prior to the date hereof.

B)

If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of any employment, consulting or similar services agreement between the Participant and the Company as may be in effect (the “Service Agreement”), the Service Agreement shall control, and this Agreement shall be deemed to be modified accordingly as long as the terms of the Service Agreement are consistent with the Plan.

C)

This Option is a non-qualified option under Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, the term “Participant”, as used in this Option, shall be deemed to include any person who acquires the right to exercise this Option validly under its terms.

2)	VESTING SCHEDULE.
A)

One hundred ninety-two thousand (192,000) of the Shares subject to this Option (the “Performance-Based Options”) shall be subject to the performance-based and time-based vesting requirements set forth below.  Subject to satisfying the time-based vesting terms set forth below, 100% of the Performance-Based Options shall become eligible to vest and become exercisable if the Company achieves 100% of the corporate research and development, chemistry, manufacturing and controls and general administrative goals approved by the Board of Directors for the 2022 calendar year (the “Performance Goals”).  The maximum number of Performance-Based Options that may become eligible to vest and become exercisable is 100% of the Performance-Based Options.  However, if the Performance Goals are achieved at or above the threshold performance levels but below the target performance levels, the Committee or Board shall determine the percentage of the Performance-Based Options that are eligible to vest and become exercisable.  All determinations with respect to the number of the Performance-Based Options that become eligible to vest and become exercisable shall be made by the Board or Committee, whose determination shall be final and binding.  Any Performance-Based Options that do not become eligible to vest and become exercisable following the Board’s or Committee’s determination shall automatically be forfeited for no consideration.

Subject to the Participant’s continued serve as an Eligible Participant, twenty-five percent (25%) of the Performance-Based Options that become eligible to vest and become exercisable shall vest immediately upon the Committee’s or Board’s determination of the achievement of the Performance Goals (which is expected to occur in the first quarter of the 2023 calendar year).  The remaining 75% of the Performance-Based Options that have become eligible to vest and become exercisable shall vest and become exercisable with respect to approximately 1/48th of the underlying Shares monthly thereafter until the fourth anniversary of the Grant Date so that such Performance-Based Options are fully vested on the fourth anniversary of the Grant Date (subject to the Participant’s continued serve as an Eligible Participant as of each applicable vesting date).  In addition to any accelerated vesting provided for in Participant’s Service Agreement, if the Participant’s employment with the Company is terminated by the Company without “Cause” or by the Participant for “Good Reason” (in each case as defined below) prior to the Committee’s determination of the level of achievement of the Performance Goals, (A) except as provided in clause (B) below, 100% of the Performance-Based Options (and for these purposes ignoring the level of achievement of the Performance Goals) that would have vested based on continued employment for 12 months following the termination shall accelerate and become vested on the date that the release of claims contemplated by the Service Agreement becomes effective and irrevocable, and (B) in lieu of the accelerated vesting provided in clause (A) above, if the Participant’s termination without Cause or for Good Reason occurs either within 90 days before the consummation of a Change in Control or within 12 months after the consummation of a Change in Control, 100% of the Performance-Based Options (and for these purposes ignoring the level of achievement of the Performance Goals) shall accelerate and become vested on the date that the release of claims contemplated by the Service Agreement becomes effective and irrevocable.  If the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason after the Committee’s determination of the level of achievement of the Performance Goals, then the Performance-Based Options that become eligible to vest and become exercisable shall be treated as awards subject to time-based vesting for purposes of the Service Agreement.

B)

In addition to the accelerated vesting provided for above or in the Service Agreement, notwithstanding anything herein to the contrary, if, upon the consummation of a Change in Control (as defined in the Plan) or during a period of ninety-days prior to the Reorganization Event or one-year period thereafter, the Participant’s employment with the Company is terminated by the Company without “Cause” or by the Participant for “Good Reason” (in each case as defined below), then this Option shall automatically vest and become exercisable with respect to all of the Shares underlying the Time-Based Option not already vested and all of the Shares underlying the Performance-Based Option that are then outstanding and remain eligible to vest and become exercisable.

3)	EXERCISE OF OPTION.
A)

Form of Exercise.  Each election to exercise this Option shall be done electronically through the Company’s equity plan administrator’s website or in writing, in the form of the Stock Option Exercise Notice attached as Annex A, signed by the Participant, and received by the Company at its principal office, together with payment in full in the manner provided in the Plan.

B)

Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this Option may not be exercised unless the Participant, at the time he or she exercises this Option, is, and has been at all times since the Grant Date, an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

C)

Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (D) and (E) below, the right to exercise this Option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this Option shall be exercisable only to the extent that the Participant was entitled to exercise this Option on the date of such cessation.  Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this Option shall terminate immediately upon such violation.

D)

Exercise Period Upon Death or Disability.  If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “Cause” as specified in paragraph (E) below, this Option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this Option shall be exercisable only to the extent that this Option was exercisable by the Participant on the date of his or her death or disability, and further provided that this Option shall not be exercisable after the Final Exercise Date.

E)

Termination for Cause.  If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Company for Cause, the right to exercise this Option shall terminate immediately upon the effective date of such termination of employment.

4)	TAX MATTERS.
A)

Withholding.  No Shares will be issued pursuant to the exercise of this Option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this Option.

B)

Disqualifying Disposition.  If the Participant disposes of Shares acquired upon exercise of this Option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this Option, the Participant shall notify the Company in writing of such disposition.

5)	Definitions.
A)	For the purposes of this Option:
i)

“Cause” shall have the meaning set forth in any employment or other agreement between the Participant and the Company or, in the absence of such an agreement, shall mean that, in the good faith determination of the Company, the Participant has: (a) committed gross negligence or willful malfeasance in the performance of the Participant’s work or duties; (b) committed a breach of fiduciary duty or a breach of any non-competition, non-solicitation or confidentiality obligations to the Company; (c) failed to follow the proper directions of the Participant’s direct or indirect supervisor after written notice of such failure; (d) been convicted of, or pleaded “guilty” or “no contest” to, any misdemeanor relating to the affairs of the Company or any felony; (e) disregarded the material rules or material policies of the Company which has not been cured within 15 days after notice thereof from the Company; or (f) engaged in intentional acts that have generated material adverse publicity toward or about the Company.

ii)

“Good Reason” shall have the meaning set forth in any employment or other agreement between the Participant and the Company or, in the absence of such an agreement, shall mean any action on the part of the Company or a successor in interest not consented to by the Participant in writing having the following effect or effects: (a) a material diminution in the Participant’s duties, authority or responsibilities from and after the Reorganization Event; (b) a material reduction in the Participant’s base salary from and after the Reorganization Event, other than a reduction comparable to reductions generally applicable to similarly situated persons; or (c) the Company’s requiring the Participant’s ongoing and regular services to be performed at a location more than fifty (50) miles from the geographic location at which the Participant was providing services before such requirement. Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason unless (1) the Participant gives the Company’s Chief Executive Officer (or the Chief Executive Officer of the Company’s successor in interest, if applicable) written notice specifying that such event or circumstance will give rise to a right of termination no more than thirty (30) days after the initial existence of such event or circumstance, (2) such event or circumstance shall not have been cured within thirty (30) days following such written notice from the Participant and (3) the Participant terminates the Participant’s employment within forty-five (45) days after the end of the 30-day cure period and prior to such event or circumstance having been cured.

iii)

Except as otherwise indicated by the context, the term “Participant”, as used in this Option, shall be deemed to include any person who acquires the right to exercise this Option validly under its terms.

[Signatures page follow.]

IN WITNESS WHEREOF, the Company has caused this Option to be executed under by its duly authorized officer.

ELEDON PHARMACEUTICALS, INC.

By:	/s/ Paul Little
Name:	Paul Little
Title:	Chief Financial Officer

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof.  The undersigned hereby acknowledges receipt of a copy of the Plan.

PARTICIPANT:

/s/ David-Alexandre C. Gros, M.D.
Signature of Participant

February 1, 2022
Grant Acceptance Date

David-Alexandre C. Gros
Print Name of Participant